EXHIBIT 12


                OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
       COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                      (Amounts in millions, except ratios)


                                             Nine Months Ended
                                                  September 30                                   Year Ended December 31
                                           -------------------     ----------------------------------------------------
                                               2002       2001         2001       2000       1999       1998       1997
---------------------------------------    --------   --------     --------   --------   --------   --------   --------
Income from continuing operations(a)       $    947   $  1,575     $  1,419   $  1,772   $    699   $    402   $    245
                                           --------   --------     --------   --------   --------   --------   --------
Add:
   Provision (credit) for taxes on
     income (other than foreign
     and gas taxes)                             376        387          172        871        306        204         47
   Interest and debt expense(b)                 243        328          411        540        515        576        446
   Portion of lease rentals
     representative of the interest
     factor                                      18         23            7          6         31         36         39
                                           --------   --------     --------   --------   --------   --------   --------
                                                637        738          590      1,417        852        816        532
                                           --------   --------     --------   --------   --------   --------   --------
Earnings before fixed charges              $  1,584   $  2,313     $  2,009   $  3,189   $  1,551   $  1,218   $    777
                                           ========   ========     ========   ========   ========   ========   ========
Fixed charges
   Interest and debt expense
     including capitalized
     interest(b)                           $    248   $    332     $    417   $    543   $    522   $    594   $    462
   Portion of lease rentals
     representative of the interest
     factor                                      18         23            7          6         31         36         39
                                           --------   --------     --------   --------   --------   --------   --------
   Total fixed charges                     $    266   $    355     $    424   $    549   $    553   $    630   $    501
                                           ========   ========     ========   ========   ========   ========   ========

Ratio of earnings to fixed charges             5.95       6.52         4.74       5.81       2.80       1.93       1.55
---------------------------------------    ========   ========     ========   ========   ========   ========   ========

(a) Includes (1) minority interest in net income of majority-owned subsidiaries and partnerships having fixed charges and (2) income from less-than-50-percent-owned equity investments adjusted to reflect only dividends received.

(b) Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.